FOR IMMEDIATE RELEASE

DUNCAN MAC NAUGHTON RESIGNS AS SUPERVALU’S
EXECUTIVE VICE PRESIDENT OF MERCHANDISING AND MARKETING

MINNEAPOLIS, September 28, 2009 – SUPERVALU INC. (NYSE: SVU) announced today that Duncan Mac Naughton, 47, has resigned as SUPERVALU executive vice president of merchandising and marketing, effective Monday, September 28.

“Duncan has been an integral part of our management team and has helped us lay the foundation for our company’s future success,” said Craig Herkert, SUPERVALU chief executive officer and president. “We wish him well as he pursues his career interests and ambitions.”

SUPERVALU is currently reviewing internal and external candidates to lead the company’s merchandising and marketing teams, build upon the organization’s existing strengths and execute its business plans. To ensure a smooth transition of responsibilities, the merchandising and marketing functions will report to Herkert on an interim basis.

With extensive experience in merchandising, Herkert will work closely with SUPERVALU’s merchandising team. “We have powerful merchandising and marketing teams that give us the ability to leverage national scale, while serving local market preferences,” said Herkert. “I look forward to working directly with our team leaders.”

All current business initiatives and strategies will continue as planned.

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About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $42 billion. SUPERVALU holds leading market share positions across the United States with its approximately 2,500 retail grocery locations, including nearly 900 in-store pharmacies. Through the company’s nationwide supply chain network, SUPERVALU provides distribution and related logistics support services to more than 2,500 independent retailers across the country. SUPERVALU has approximately 180,000 employees. For more information about SUPERVALU, visit www.supervalu.com.

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Contacts:
Haley Meyer (media) 952 828 4786 Haley.meyer@supervalu.com	David Oliver 952 828 4540 David.m.oliver@supervalu.com